EXHIBIT 99.1

Date: Monday, October 23, 2023

Time: 8:00 a.m. ET

Owner: Randy Reece

Headline: AMN Healthcare to Acquire MSDR

DALLAS, Oct. 23, 2023 (GLOBE NEWSWIRE) -- AMN Healthcare (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced a definitive agreement to acquire MSDR for a purchase price of $300 million. MSDR consists of two healthcare staffing companies that specialize in locum tenens and advanced practices, Medical Search International (MSI) and DRW Healthcare Staffing (DRW).

MSI, founded in 2002, serves healthcare systems across the United States by placing high-quality healthcare professionals that specialize in psychiatry, anesthesia, radiology, and surgery. DRW, founded in 2011, specializes in psychiatry, anesthesia, and surgery. Both companies are valued leaders in the locums industry. Chris Wang, Chief Executive Officer, Managing Partner of DRW, will remain with the business as President of MSDR.

“We are very excited to welcome the MSDR team into the AMN Healthcare family and expand the workforce solutions available to our clients across the country,” said AMN Healthcare President and Chief Executive Officer Cary Grace. “Now more than ever, it is critically important that healthcare systems have streamlined access to the services, technologies, and healthcare professionals needed to support the patients and communities they serve. This acquisition is the result of our continued dedication to meet the needs of our clients, who I am confident will see the breadth and value of our services increased with this acquisition of MSDR.”

The acquisition positions AMN Healthcare for substantial revenue growth in locum tenens. MSDR revenue was $104 million in 2022, and year-to-date annualized 2023 revenue is approximately $155 million. We expect the deal will be modestly accretive to adjusted EPS in the first twelve months. The acquisition, subject to regulatory approvals and customary closing conditions, is expected to close in the fourth quarter of 2023. This transaction is expected to be funded with a combination of cash on hand and borrowings on our revolving credit facility.

For income tax reporting purposes, the acquisition of DRW will be treated as an asset purchase, resulting in a step-up in the tax basis of the intangible assets acquired. This step-up in tax basis is expected to result in an annual cash tax savings of approximately $2 million over the next 15 years from the amortization of these assets for income tax purposes.

With the acquisition of MSDR, AMN Healthcare’s portfolio of solutions will expand to provide clients with a larger and more diverse candidate pool that includes healthcare professionals that specialize in some of the most needed, in-demand services. The acquisition also allows AMN Healthcare and clients to benefit from the expertise and knowledge of the MSDR team in recruitment, placement, and operations, including candidate matching technology that is tailored for locum tenens.

Advisors

Wells Fargo Securities served as exclusive financial advisor to AMN for this transaction, and legal counsel was provided by Sheppard Mullin. Nolan & Associates acted as exclusive financial advisor to MSDR, and Morgan Lewis provided legal counsel.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare total talent solutions to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment and staffing strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive labor analytics, revenue cycle management, credentialing solutions, and other services. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

Contact

Randle Reece

Senior Director, Investor Relations

866.861.3229